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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                       Commission File Number    0-27900

                                    ISOCOR
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             (Exact name of registrant as specified in its charter)


         3420 Ocean Park Boulevard, Santa Monica, California 90405
                                (310) 581-8100
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         Common Stock, $.0001 Par Value
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            (Title of each class of securities covered by this Form)

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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a)(1)(i)      [X]    Rule 12h-3(b)(1)(ii)    [X]
              Rule 12g-4(a)(1)(ii)     [ ]    Rule 12h-3(b)(2)(i)     [ ]
              Rule 12g-4(a)(2)(i)      [ ]    Rule 12h-3(b)(2)(ii)    [ ]
              Rule 12g-4(a)(2)(ii)     [ ]    Rule 15d-6              [ ]
              Rule 12h-3(b)(1)(i)      [ ]

    Approximate number of holders of record as of the certificate or notice date: 0

     Pursuant to the requirements of the Securities Exchange Act of 1934, ISOCOR has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                             ISOCOR

DATE: February 14, 2000                       By: /s/ Janine Bushman
                                                 ------------------------------
                                                 Name: Janine Bushman
                                                 Title: Chief Financial Officer